United States
Securities And Exchange Commission

Washington, D.C. 20549

_________________

FORM 8—K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Act of 1934

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Date of report (date of earliest event reported):  June 27, 2007

SIGNALIFE, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	333-111683 (Commission File Number)	87-0441351 (I.R.S. Employer Identification No.)

531 Main Street
Suite 301
Greenville, South Carolina 29601
(864) 233-2300

 (Address of principal executive offices) (Zip Code)
(Registrant's telephone number, including area code:)

N/A
(Former name or former address, if change since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Signalife, Inc. (“we”, “our company” or “Signalife”) files this report on Form 8-K to report the following transactions or events:

Section 3 — Securities and Trading Markets

Item 3.01.

Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On June 27, 2007, Signalife received a deficiency letter from the American Stock Exchange (“AMEX”) pursuant to which it indicated that the company ’s current stockholder’s equity of approximately $3.2 million had fallen to less than the $4 million and $6 million required for continued listing under AMEX Rules 1003(a)(ii) and (a)(iii), respectively.  These minimum stockholders’ equity thresholds were triggered by the recent decline of Signalife’s market capitalization to less than $50 million, which previously exempted Signalife from these requirements. Pursuant to the letter, Signalife will be required to submit to AMEX by July 27, 2007 for its review and acceptance of a plan for so increasing the company’s stockholder’s equity, which plan will need to be implemented by December 29, 2008 or such earlier date as AMEX deems reasonable.   If the company’s market capitalization were to return to levels above $50 million, then the plan will not need to be implemented.  Signalife is presently preparing a plan to submit to AMEX to address these matters.  No guarantee can be given that AMEX will accept the plan, which would lead to a delisting of Signalife’s common shares from AMEX.

Section 5 — Corporate Governance and Management

Item 5.02.

Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On July 2, 2007, Signalife appointed Dr. Lowell Harmison, a company director since 2003, as its President and Chief Operating Officer on an interim basis.  Ms. Pamela Bunes will continue as Signalife’s Chief Executive Officer. The company has not entered into an employment agreement with Dr. Harmison, and the term of his appointment is indefinite.

Section 9 — Financial Statements and Exhibits

Item 9.01.

Financial Statements and Exhibits

(c)

Exhibits:

99.1

Letter dated June 27, 2007 from AMEX

99.2

News Release

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated at Greenville, South Carolina, this 3rd day of July, 2007.

SIGNALIFE, INC., a Delaware corporation
By:	/s/ Lowell Harmison
Lowell Harmison President and Chief Operating Officer